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                                                              EXHIBIT 99.(15)(h)
                                DISTRIBUTION PLAN

                                       OF

                            EATON VANCE GROWTH TRUST

                ON BEHALF OF EV TRADITIONAL INFORMATION AGE FUND


         WHEREAS, Eaton Vance Growth Trust (the "Trust") engages in business as an open-end management investment company with multiple series and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust desires to adopt a separate Distribution Plan on behalf of its series, EV Traditional Information Age Fund (the "Fund"), pursuant to Rule 12b-1 under the Act, pursuant to which the Fund intends to finance activities which are primarily intended to result in the distribution and sale of its shares of beneficial interest and to make payments in connection with the distribution of its shares;

         WHEREAS, the Trust employs Eaton Vance Distributors, Inc., to act as Principal Underwriter (as defined in the Act) of the shares of the Fund;

         WHEREAS, the Fund intends to compensate the Principal Underwriter for its distribution services to the Fund by paying the Principal Underwriter monthly distribution fees in connection with the sale of shares of the Fund;

         WHEREAS, the Fund intends to pay quarterly service fees (as contemplated in subsections (b) and (d) of Section 26 of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD Rules")) to the Principal Underwriter (from which the Principal Underwriter may pay service fees to Authorized Firms and other third parties based on the amount of Fund shares sold through them and remaining outstanding for specified periods of time);

         WHEREAS, such service fees will compensate the Principal Underwriter, Authorized Firms and other third parties for providing personal services and/or the maintenance of shareholder accounts;

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders.

         NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (the "Plan") on behalf of the Fund in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Principal Underwriter will provide the Fund with such distribution services and facilities as the Fund may from time to time consider necessary to enhance the sale of shares of the Fund, and the Principal Underwriter shall pay such compensation to Authorized Firms and other third parties as it considers appropriate to encourage distribution of such shares. The Principal Underwriter will also provide such personal and account maintenance services as the Fund may from time to time consider necessary to enhance the provision of personal services and/or the maintenance of shareholder accounts, and the Principal Underwriter may pay such service fees to Authorized Firms and other third parties as it considers appropriate to encourage the provision of personal services and/or the maintenance of shareholder accounts.

         2. The Fund shall pay a monthly distribution fee to the Principal Underwriter on the last day of each month. Such distribution fee shall be in an amount equal on an annual basis to the aggregate of (a) .50% of that portion of the Fund's average daily net assets for any fiscal year which is attributable to shares of the Fund which have remained outstanding for less than one year and
(b) .25% of that portion of the Fund's average daily net assets for any fiscal year which is attributable to shares of the Fund which have remained outstanding for more than one year. For the purposes of this Plan, daily net assets of the Fund shall be computed in accordance with the governing documents of the Fund and applicable votes and determinations of the Trustees of the Trust. All distribution fees are being paid in consideration for the distribution services and facilities to be furnished to the Fund hereunder by the Principal Underwriter.

         3. Appropriate adjustment of payments made pursuant to Section 2 of this Plan shall be made whenever necessary to ensure that no such payment shall cause the Fund to exceed the applicable maximum cap imposed on asset-based, front-end and deferred sales charges by subsection (d) of Section 26 of Article III of the NASD Rules.

         4. In addition to the payments of distribution fees to the Principal Underwriter provided for in Section 2, the Fund shall pay a quarterly service fee to the Principal Underwriter on the last day of each calendar quarter of the Fund. Such service fee shall be in an amount equal on an annual basis to .25% of that portion of the Fund's average daily net assets for any fiscal year which is attributable to shares of the Fund which have remained outstanding for more than one year. All service fees are being paid to the Principal Underwriter hereunder in consideration for the personal and account maintenance services to be furnished by the Principal Underwriter and for the payment of service fees by the Principal Underwriter to Authorized Firms and other third parties in connection with the provision of personal services and/or the maintenance of shareholder accounts.

         5. This Plan shall not take effect until it has been approved by (a) a vote of at least a majority of the outstanding voting securities of the Fund and
(b) both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust or the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         6. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for in clause (b) of the first paragraph of
Section 5.

         7. This Plan shall continue in effect for one year from the date of its execution and shall continue indefinitely thereafter, but only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in clause (b) of the first paragraph of
Section 5.

         8. The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement made on behalf of the Fund shall be the President or any Vice President of the Trust. Such persons shall provide to the Trust's Board of Trustees and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         9. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

         10. This Plan may not be amended to increase materially the payments to be made by the Fund as provided in Sections 2, 3 and 4 unless such amendment is approved in the manner provided for initial approval of the Plan in Section 5, and all material amendments to this Plan shall be approved in the manner provided for in clause (b) of the first paragraph of Section 5.

         11. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         12. The Trust shall preserve copies of this Plan and any related agreements made by the Trust on behalf of the Fund and all reports made pursuant to Section 8, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

         13. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Fund pursuant to this Plan shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from the shareholders of the Trust, officers or Trustees of the Trust or any other series of the Trust.

         14.This Plan shall, prior to the initial accrual or payment of any amount hereunder, be approved by a vote of at least a majority of the outstanding voting securities of the Fund.

         15. When used in this Plan, the term "service fees" shall have the same meaning as such term is used in subsections (b) and (d) of Section 26 of Article III of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

         16. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.



                              ADOPTED JUNE 19, 1995


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